                                                                     Exhibit 5.1


                      [Letterhead of Jones, Day, Reavis & Pogue]







                                     May 28, 1998

American Lawyer Media, Inc.
The Guarantors named in Annex A hereto
c/o American Lawyer Media, Inc.
345 Park Avenue South
New York, New York 10010

Gentlemen:

          We are acting as special counsel for American Lawyer Media, Inc., a Delaware corporation (the "Company"), and each of its subsidiaries named in Annex A hereto (collectively, the "Guarantors"), in connection with the proposed issuance and exchange (the "Exchange Offer") of up to $175,000,000 aggregate principal amount of the Company's 93/4% Senior Notes due 2007 (the "Exchange Notes") for an equal principal amount of the Company's 93/4% Senior Notes due 2007 outstanding on the date hereof (the "Old Notes"), to be issued pursuant to the Indenture dated as of December 22, 1997 (the "Indenture") among the Company, the Guarantors named therein and The Bank of New York, as trustee (the "Trustee"), as amended by certain Supplemental Indentures, each dated as of December 22, 1997, among the Company, the Guarantors named therein and the Trustee, and the Supplemental Indenture, dated as of April 14, 1998, among the Company, the Guarantors and the Trustee. The Exchange Notes will be fully and unconditionally guaranteed (subject to insolvency and fraudulent conveyance limitations), jointly and severally, on a senior unsecured basis (the "Subsidiary Guarantees") by the Guarantors.

          Our opinions expressed below are limited to the laws of the State of New York, Delaware corporate law and the federal law of the United States of America, as currently in effect, and we do not express any opinion herein concerning any other law.

          We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that:

     1. When the Exchange Notes have been duly executed by authorized officers of the Company, authenticated by the Trustee in accordance with the Indenture and issued in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the Exchange Notes will be valid and binding obligations of the Company.

American Lawyer Media, Inc.
May 28, 1998
Page 2



     2. When the Exchange Notes and the Subsidiary Guarantees endorsed thereon have been duly executed by authorized officers of the Company and the Guarantors, authenticated by the Trustee in accordance with the Indenture and issued in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the Subsidiary Guarantees will be valid and binding obligations of the Guarantors.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement.


                                   Very truly yours,


                                   /s/ Jones, Day, Reavis & Pogue

                                   Jones, Day, Reavis & Pogue

                                       Annex A

                                     Guarantors
              (each a New York corporation unless otherwise specified)


ALM, LLC
ALM Counsel Connect Inc. (a Delaware corporation)
ALM IP, LLC (a Delaware limited liability corporation)
Counsel Connect (a New York general partnership)
Counsel Connect, LLC (a Delaware limited liability corporation)
Law Journal Extra, Inc.
LegalTech, LLC (a New York limited liability corporation)
National Law Publishing Company, Inc.
The New York Law Publishing Company
NLP IP Company (a Delaware corporation)
PPC Publishing Corporation




                                       3